CONFIRMING STATEMENT


         This Statement confirms that the undersigned has authorized and designated Dhananjay G. Wadekar, Nitin Kotak, George Sager and Bruce Warwick, each acting singly, to execute and file on the undersigned's behalf all Forms 3, 4, and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Able Laboratories, Inc. The authority of Dhananjay G. Wadekar, Nitin Kotak, George Sager and Bruce Warwick under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4, and 5 with regard to the undersigned's ownership of or transactions in securities of Able Laboratories, Inc., unless earlier revoked in writing. The undersigned acknowledges that Dhananjay G. Wadekar, Nitin Kotak, George Sager and Bruce Warwick are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.

         This Statement revokes the authority of any person named in any prior confirming statement relating to the undersigned's filing obligations with respect to securities of Able Laboratories, Inc. who is not named herein, and this Statement replaces and supersedes any such prior confirming statement.



Dated:   5/10/05                                              /s/ Iva Klemick
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                                                              Iva Klemick